Exhibit 10(iii)

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     In addition to participation in various option, restricted stock and benefit plans of The Bank of New York Company, Inc. and The Bank of New York (the "Bank"), the Bank has agreed to pay to J. Michael Shepherd minimum cash compensation equal to $700,000 for the calendar year 2001 and $350,000 for the calendar year 2002 whether or not his employment is terminated by the Bank for any reason other than cause before the end of 2002.